EXHIBIT 99.1
NEOSE TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS
HORSHAM, PA, May 4, 2006 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the quarter ended March 31, 2006.
For the quarter ended March 31, 2006, the Company reported a net loss of $7.8 million, or $0.24 per basic and diluted share, compared to a net loss of $11.3 million, or $0.40 per basic and diluted share, for the same period in 2005.
The Company reported revenues of $2.4 million for the first quarter of 2006, compared to $1.3 million for the first quarter of 2005. The increase in revenues for the 2006 period was due to increased revenues under the Company’s collaborations with Novo Nordisk A/S.
Research and development expenses decreased to $7.3 million in the first quarter of 2006 from $9.6 million in the first quarter of 2005. Research and development expenses for the 2006 period included $0.3 million of stock-based compensation expense primarily due to the adoption in January 2006 of SFAS No. 123(R). The decrease in research and development expenses during the 2006 period as compared to the 2005 period was primarily due to lower payroll and operational costs resulting from the Company’s August 2005 restructuring. The reduction in expenses related to the restructuring was partially offset by clinical study costs associated with the initiation in February 2006 of the Phase I study of NE-180 in a Western

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European country.
General and administrative expenses were $2.9 million for the quarter ended March 31, 2006 compared to $3.0 million for the quarter ended March 31, 2005. General and administrative expenses for the 2006 period included $0.5 million of stock-based compensation expense primarily due to the adoption of SFAS No. 123(R). The decrease for the 2006 period was primarily due to lower consulting expenses and legal fees associated with intellectual property.
The Company ended the first quarter with $30.2 million in cash and cash equivalents. The Company anticipates average quarterly spending during 2006 of approximately $8.0 million to $8.5 million to fund its operating activities, capital expenditures, and debt repayments, without giving effect to the impact of entering into any new collaborative agreements or disposing of the Company’s current headquarters and manufacturing facility.
Conference Call
The Company will host a conference call at 5:00 p.m. (EDT) on May 4, 2006, to discuss the first quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 210-9006. The dial-in number for international callers is (719) 457-2621. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 4721726. The replay number for international callers is (719) 457-0820, also using the passcode 4721726. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:
http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

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To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.
About Neose
Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor.

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Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months
	ended March 31,
	2006	2005
Revenue from collaborative agreements	$2,396	$1,348

Operating expenses:
Research and development	7,311	9,625
General and administrative	2,928	2,978

Total operating expenses	10,239	12,603

Operating loss	(7,843)	(11,255)

Other income	—	22
Interest income	366	304
Interest expense	(308)	(338)

Net loss	$(7,785)	$(11,267)

Basic and diluted net loss per share	$(0.24)	$(0.40)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	32,783	27,947

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Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$30,171	$37,738
Accounts receivable	336	1,076
Prepaid expenses and other current assets	1,397	892

Total current assets	31,904	39,706
Property and equipment, net	24,415	24,708
Intangible and other assets, net	795	949

Total assets	$57,114	$65,363

Liabilities and Stockholders’ Equity

Current liabilities	$10,053	$10,595
Long-term debt and capital lease obligations, net of current portion	9,655	10,423
Deferred revenue, net of current portion	3,647	3,765
Other liabilities	475	463

Total liabilities	23,830	25,246

Stockholders’ equity	33,284	40,117

Total liabilities and stockholders’ equity	$57,114	$65,363

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CONTACTS:
Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004
For more information, please visit www.neose.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and discussions of risk factors in the Company’s subsequent SEC filings.
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